UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ASA Gold and Precious Metals Limited

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April 2024 ASA Gold & Precious Metals Fund Managed by Merk Investments Since April 2019 Established 1958

Executive Summary 2 ▪ ASA : A unique offshore investment vehicle launched in 1958 after obtaining an exemptive order from the SEC to register as a closed - end fund in the US, subject to multiple conditions . ASA’s Gold and precious metals investment mandate has created value for long - term investors . ▪ Saba : Surfaced as an investor early in 2023 , now threatens ASA’s identity and future by pursuing a proxy contest seeking Saba control of ASA’s Board of Directors, arguing for changes that are not realistic . Saba uses the excuse of the discount to gain control . Board has been and remains willing to engage with Saba . ▪ Support ASA’s current Board to continue leading ASA ▪ Board considers interests of all shareholders, welcomes ideas . If a strong majority of shareholders want specific changes for ASA, the Board will listen . ▪ Support 60 % vote requirement to change investment mandate ; this enhances shareholder rights . ▪ Support authorization to issue 40 million additional shares ; important for corporate purposes including potential capital raises, equity financings anti - takeover devices, including shareholder rights plans . ▪ A strong message is important to have Saba reconsider their campaign .MH0

ASA Board

ASA MERK®

William Donovan, Independent Director since 2020

Mr. Donovan's directorship since 2020 brings a wealth of investment and asset management experience to ASA. His leadership in handling the significant pension fund assets at United States Steel and Carnegie Pension Fund, where he was deeply involved in investment analysis and decision-making, aligns with ASA's commitment to detailed proprietary financial analysis in its investment process. Mr. Donovan's analytical skills, honed over years managing and evaluating diverse portfolios, are valuable for ASA's fundamental, bottom-up analysis approach and for understanding the geopolitical risks that come with mining investments. His experience suggests a proficiency in assessing portfolio value and risk, key components of ASA's strategy.

Bruce Hansen, Independent Director since 2014

Mr. Hansen's directorship since 2014 complements ASA's emphasis on in-depth knowledge of mining operations. As the former CEO of General Moly and the CFO of Newmont Mining, Mr. Hansen brings first-hand experience in mine operation and development, directly aligning with ASA's hands-on approach to due diligence and site visits. His financial acumen as a CFO and his current director roles demonstrate his understanding of both the operational and financial aspects of mining companies, essential for ASA's fundamental analysis and long-term coverage of assets in the sector.

Mary Joan Hoene (Chair), Independent Director since 2014

Ms. Hoene's experience is highly valuable to ASA. She has an extensive and varied background with the fund industry since 1982 as a lawyer, senior regulator with the U.S. Securities and Exchange Commission, and legal, management and compliance roles with several large financial service firms. She is deeply proficient with the US regulatory environment. In addition to familiarity with registered and private funds, their boards and advisers she led the legal development of the first exchange-traded physical gold trust more than twenty years ago.

Axel Merk, Interested Director since 2022

Axel Merk's directorship since 2022 brings expertise relevant to both the gold space and managing registered investment companies to ASA. Leveraging Mr. Merk's backgrounds in both economics and computer science, his leadership has enabled Merk Investments to manage several investment funds related to the currency and gold markets. Mr. Merk has also played an important role in increasing transparency at ASA, actively communicating with investors and the public.

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Actively Engaged Board 4 ▪ Deep Expertise; Independent Governance; Active Oversight: ▪ Board has expertise in precious metals and mining, finance, corporate governance, investment management, fund oversight and fund regulation. ▪ 75% independent composition, independent chair, full meeting attendance. ▪ Independent directors transitioned to external management with Merk in 2019 to move from high fixed costs to a lower, variable cost model given low fund assets and lackluster performance. ▪ Cost Conscious: ▪ Despite high - cost environment, the Board has contained expenses, in part by retaining Merk: ▪ Board and Merk agreed on voluntary waiver of a portion of management fees on assets above US$300mm; $153,000 waived through February 2024. ▪ Significant costs in fiscal year 2024 related to Saba’s proxy contest. ASA expense ratios for fiscal years 2018 - 2023 MH0

Actively Engaged Board 5 ▪ Board Prioritizes Shareholder Interests: ▪ The Board consistently prioritizes the interests of ALL shareholders. ▪ Despite Saba’s assertions, Board monitors discount regularly, including through receipt and discussion of quarterly reports on the discount, and considers pros and cons of possible actions that might lower ASA’s trading discount. ▪ The Board is open to input from all shareholders. The Board did not receive shareholder complaints about ASA’s trading discount in recent years prior to Saba initiating its proxy contest. ▪ Rights Plan to Protect Shareholders: ▪ With Saba steadily acquiring common shares, filing a Schedule 13D with respect to its ownership of ASA and refusing to engage in a substantive dialogue with the Board despite repeated offers, the Board proactively implemented a temporary short - term rights plan to protect all shareholders against any one shareholder obtaining creeping control of ASA.

ASA Portfolio Management

ASA MERK®

Axel Merk – Chief Investment Officer

Axel Merk is the President and Chief Investment Officer of Merk Investments, and manager of the Merk Funds. He holds a B.A. in Economics (magna cum laude) and a M.Sc. in Computer Science from Brown University. Axel founded Merk Investments in Switzerland in 1994; in 2001, he relocated the business to California. He has grown Merk Investments into an investment advisory firm offering investment funds and advisory services on liquid global markets, including domestic and international equities, fixed income, commodities, and currencies.

Peter Maletis – Portfolio Manager

Peter Maletis is Vice President of Gold & Precious Metals Research at Merk Investments he is portfolio manager of ASA Gold & Precious Metals where he also serves as President. Peter gained experience as an Analyst at Franklin Templeton Investments from 2010 until early 2019. Prior to that, he worked at Marathon Resource Investments; the Cypress Funds; and Banc of America Securities LLC. Peter holds an MBA from the University of Southern California Marshall School of Business, as well as a B.A. in Economics from Connecticut College.

Jamie Holman, CFA – Portfolio Manager

Jamie Holman serves as Vice President of Merk and portfolio manager of ASA Gold & Precious Metals. Prior to joining Merk he spent 10 years as the sole analyst on the Invesco Gold & Special Minerals Fund. In addition, Jamie worked at Royal Gold, a publicly listed precious metal finance company. Jamie spent time in academia where he focused on research valuing mineral properties as they progress from pre-discovery to production and identifying possible market inefficiencies for investment opportunities. Jamie holds a B.A. in Geography from the University of California, Santa Barbara and has a M.S. in Mineral and Energy Economics from Colorado School of Mines and is a Chartered Financial Analyst® (CFA) charter-holder.

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ASA Performance

ASA MERK®

Indices	Since 4/1/2019	Calendar Year 2023	Calendar Year 2022	Calendar Year 2021	Calendar Year 2020	04/2019 - 12/2019	3 Year	5 Year	10 Year
ASA Market Price	43.07%	5.38%	-32.07%	-3.48%	60.64%	33.23%	-11.44%	7.22%	1.35%
ASA NAV	43.95%	1.91%	-31.25%	-5.59%	60.51%	38.97%	-11.23%	7.56%	2.52%
NYSE Arca Gold Miners Index	35.08%	10.60%	-8.63%	-9.37%	23.69%	32.24%	-4.95%	6.01%	3.11%
Bloomberg Gold Total Return Index	32.67%	9.96%	-8.98%	-9.52%	23.66%	31.49%	-5.21%	5.56%	2.71%
VanEck Vectors Gold Miners ETF	12.09%	7.12%	-14.52%	-21.25%	30.37%	33.74%	-11.37%	1.53%	0.77%
VanEck Vectors Junior Gold Miners ETF	50.59%	12.82%	-0.74%	-4.28%	20.95%	16.96%	3.00%	8.06%	4.31%

Saba is particularly critical of ASA's 3-year return. Note that while ASA' NAV underperformed its benchmark over 3 years, it slightly outperformed the VanEck Vectors Gold Miners ETF (GDX) which has the same benchmark as ASA, but includes fees of the ETF. Unlike GDX, ASA does not seek to track the performance of the benchmark.

- ASA is a non-diversified equity sector fund focused on precious metals
  - Merk transitioned the portfolio to small cap mining companies, in part because of the asymmetric return potential offered in this space, as evidenced with the >60% return in 2020.
  - Current strategy of investing in small cap mining companies with limited liquidity differentiates ASA from open-end funds and ETFs investing in the gold and precious metals sector, utilizing the closed-end fund structure for investors; a strategy focused on portfolio holdings with limited liquidity could not be implemented in an open-end fund or ETF.

Past performance is no guarantee of future results. Current performance may differ from that shown. ASA concentrates in the gold and precious minerals sector. This sector may be more volatile than other industries and may be affected by movements in commodity prices triggered by international monetary and political developments. The Company is a non-diversified fund and, as such, may invest in fewer investments. ASA Gold and Precious Metals Limited may invest in smaller-sized companies that may be more volatile and less liquid than larger, more-established companies. Investments in foreign securities, especially those in the emerging markets, may involve increased risk as well as exposure to currency fluctuations. Shares of closed-end funds frequently trade at a discount to their net asset value.

Peter Maletis started managing ASA on April 1, 2019. On April 12, 2019, ASA shareholders approved Merk Investments as ASA's investment manager. On April 1, 2022, Jamie Holman joined the ASA portfolio management team at Merk Investments.

Data as of January 31, 2024 Source: Bloomberg

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* The 5-year return includes 2 months of the previous portfolio management team

** The 10-year return has more than 5 years of the previous portfolio management team.

The NYSE Arca Gold Miners Index (Total Return) is a modified market capitalization weighted index comprised of publicly trade d companies involved primarily in the mining for gold and silver. Source: Bloomberg Fund Performance 8 ASA outperformance since April 2019 ▪ XXASAXX: ASA NAV ▪ ASA: ASA Equity ▪ GDMNTR: NYSE Arca Gold Miners Total Return Index ▪ GDX: VanEck Gold Miners ETF ▪ GDXJ: VanEck Junior Gold Miners ETF Past performance is no guarantee of future results.

Fund Performance 9 Total Return ASA NAV vs. NYSE Arca Gold Miners Index since April 2019 The NYSE Arca Gold Miners Index (Total Return) is a modified market capitalization weighted index comprised of publicly trade d companies involved primarily in the mining for gold and silver. Source: Bloomberg Past performance is no guarantee of future results.

Fund Performance 10 Total Return ASA NAV vs. NYSE Arca Gold Miners Index The NYSE Arca Gold Miners Index (Total Return) is a modified market capitalization weighted index comprised of publicly trade d companies involved primarily in the mining for gold and silver. Source: Bloomberg Past performance is no guarantee of future results.

Fund Performance 11 VanEck Junior Gold Miners ETF (GDXJ) seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS Global Junior Gold Miners Index (MVGDXJTR), which is intended to track the overall performance of sma ll - capitalization companies that are involved primarily in the mining of gold and/or silver. Source: Bloomberg Total Return ASA NAV vs. VanEck Junior Gold Miners ETF Past performance is no guarantee of future results.

Fund Performance 12 Total Return ASA NAV vs. VanEck Junior Gold Miners ETF VanEck Junior Gold Miners ETF (GDXJ) seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS Global Junior Gold Miners Index (MVGDXJTR), which is intended to track the overall performance of sma ll - capitalization companies that are involved primarily in the mining of gold and/or silver. Source: Bloomberg Past performance is no guarantee of future results.

Fund Performance 13 The 5 - year return includes 2 months of the previous portfolio management team. The 10 - year return has more than 5 years of the previous portfolio management team. Source: Bloomberg ASA versus Mutual Fund Peers (used by Board to evaluate ASA, along with relevant indices) Data as of January 31, 2024. Source: Bloomberg ASA's NAV demonstrates strong performance compared to the peer average since April 1 , 2019 , outperforming it by 14 . 49% . Over the past 5 years, ASA’ NAV delivered an annualized 7 . 56 % total return versus the peer average of an annualized 4 . 89 % total return . While the peer average outpaced ASA's NAV in 2022 & 2023 , we believe this was primarily a result of ASA’s greater exposure to smaller cap companies than most of its peers, which is ASA’s key differentiating factor for investors since April 2019 . Past performance is no guarantee of future results. MH0

Fund Performance – ISS 14 ▪ Given that there are no suitable competitor closed - end funds in the US, the Board comparing ASA’s portfolio performance to that of the aforementioned open - end gold funds is appropriate, even though they invest in larger precious metals mining companies than ASA, and maintain more diversified, liquid positions. ▪ The few natural resource closed - end funds have large exposure to securities not consistent with ASA’s mandate. ▪ ASA’s performance is driven by dynamics of the precious metals mining space, especially those of junior (i.e. small - cap) mining companies. The juniors have periodic funding needs; they under - performed during the Federal Reserve (“Fed”) dubbed “higher for longer” environment of tight financial conditions. The Fed’s pivot away from “higher for longer” was first signaled in late October 2023, near the time of Saba first’s section 13D filing. We believe ASA’s recent strong performance is in no way related to Saba’s filing as the investment process has not changed. ▪ Saba communicated with the Adviser that their October 13, 2023, switch from Schedule 13G to Schedule 13D filing was because “a market - based exit” is less likely as their position grows above 10%, not a reflection of any particular concern. ▪ To the extent ISS references the “unaffected date” of Saba’s requisition and 13D filing in December 2023 in its communication with clients, we urge ISS to disclose this relevant context. Also, an evaluation of ASA’s trading discount must recognize this differs from portfolio performance and includes various factors, several of which are external to ASA.

ASA Portfolio Composition 15 Data: 4/1/2019 – 1/31/2023 Source: Merk

ASA Portfolio Liquidity 16 ▪ ASA’s holdings have an asset - weighted Bloomberg Liquidity Score of 46 Bloomberg’s Liquidity Score reflects the security’s centile rank within a peer group and is represented with a value between 1 a nd 100, where a score of 100 represents the most liquid security. Data as of 3/25/2024 Source: Bloomberg, Merk 62% of holdings have below average liquidity 5 of 6 holdings are US custodied

ASA Discount 17 1 Year since Merk started managing ASA Data: 2/28/2017 – 2/29/2024. Daily NAV pricing started 4/1/2019. Source: Bloomberg 1 Year Moving Average of ASA’s Discount

ASA Discount 18 ▪ Periods of portfolio outperformance are associated with widening discounts ▪ The market takes time to catch - up. It’s part of the reason why we communicate holdings and the investment process more proactively. That said, many factors can influence discounts. Past performance is no guarantee of future results. The ASA excess Return is the daily return of the ASA NAV minus the NYSE Arca Gold Miners Index Data: 4/1/2019 – 12/31/2023 Source: Bloomberg, Merk

Discount - Oversight 19 Board Oversight ▪ The Board assesses portfolio performance based on NAV, and of course monitors discounts on an ongoing basis. Board and Adviser are not mandated to "manage" the discount nor would this be feasible as they do not control market actions and influences. ▪ The Board is well aware of the various mechanisms that closed - end funds may employ to address the discount and regularly discusses whether any are appropriate. ▪ The Board would consider action if discount was extremely wide or if there was widespread discontent with the discount among shareholders. ▪ Given that ASA invests in a volatile, cyclical sector with the objective of long - term capital appreciation, it is not surprising that the Fund has historically experienced discounts. ▪ ASA's investors understand this and have not sought change, except for Saba, which, in the Board’s view, bought into ASA to obtain creeping control and force action for its own benefit. ▪ Saba suggests various means of "correcting" discounts all of which are familiar to the Board and have material consequences that require balancing of interests if used. In assessing potential intervention to attempt to lower the discount, the Board’s cost benefit analysis considers the purpose of ASA and the interests of all shareholders. The Board also welcomes the input of all shareholders.AGM0

Discount Tools (1/4) 20 Enhanced Transparency ▪ Daily NAV publications initiated in April 2019 for enhanced valuation clarity. ▪ Regularly updated monthly fact sheets showcasing complete portfolio holdings. Communication of Investment Process ▪ Consistent and transparent investment process. ▪ Ongoing dialogue with shareholders through webinars and other channels. Marketing ▪ Ad campaigns designed to elevate market understanding and fund visibility. Compensation ▪ Merk’s commitment to transparency and open communication, is a factor in the Advisor’s portfolio manager compensation.

Discount Tools (2/4) 21 Investment Policy Change: ▪ ASA’s Board believes the vast majority of ASA shareholders want ASA to continue its mandate of investing in the gold and precious metals sector and providing a differentiated product that allows access to a segment of the gold and precious metals sector (i.e., junior mining companies with limited liquidity) that is not available to retail investors in other fund products (i.e., a mutual fund or ETF). Investment Adviser Change : ▪ Changing advisers will not eliminate the discount ▪ Changing advisers could result in higher fees ▪ Changing advisers could result in Saba becoming manager

Discount Tools (3/4) 22 Distribution Increases and Managed Distribution Plans: ▪ Regular Review ▪ The Board considers the distribution rate in light of the portfolio and income generated, ASA’s status as a passive foreign investment company (“PFIC”) and level of assets. ▪ Distributions in ASA used to be higher than current levels; decline in assets in part motivated lower payouts; ASA in recent years has achieved stability which could enable increases. ▪ Increased Distributions ▪ Do not eliminate discounts, although they might reduce discounts for some funds. ▪ If increased substantially, in a fund the size of ASA, likely to result in a higher expense ratio, lower assets, possible return of capital, and ultimately an uneconomic fund, leading to liquidation and the loss of a key differentiated investment option for retail investors. ▪ Frequent high distributions might reduce the dispersion in the discount which reduces trading opportunities for some investors who seek to profit from swings in the discount. Leverage ▪ Increased leverage to facilitate larger distributions would amplify ASA’s already high volatility and can work against performance. Saba in a 2021 press release:

Discount Tools (4/4) 23 Tenders and Share Repurchases ▪ Tender offers and share repurchases only provide a short - lived discount reduction while spreading fixed costs over a shrinking asset base, potentially jeopardizing ASA’s survival. ▪ Both actions reward only some shareholders who know to opt into tenders or who watch the market to sell into repurchases; may not be fair to retail shareholders, especially. ▪ Given that a substantial portion of ASA’s portfolio is in relatively illiquid, small cap equity securities, market awareness of a tender could easily result in market participants "front running" anticipated sales of portfolio securities, potentially diminishing shareholder value. ▪ The Board must consider the consider the cyclical nature of the sector. For context, ASA repurchased 33% of its shares from 2008 through 2011: ▪ Net assets were at $856.7mm at the end of May 2008, before the first tender was announced in a bull market for gold miners. ▪ Because of the tender offers and a share buyback, as well as a protracted bear market, net assets shrunk to $194.8mm by the end of the fiscal year ended November 30, 2018. ▪ As of January 31, 2024, ASA’s net assets were $331.3mm. An equivalent percentage decline in assets would lead to a $75.3mm fund that, in the Board’s assessment, would not be sustainable.

Discount Tools 24 ASA’s Board’s View Regarding Mergers : ▪ ASA’s Board has been and continues to be open to opportunities for corporate actions with a non - US entity compatible with ASA. ▪ Any corporate action that involves a merger with another entity, if feasible, would be complicated given ASA’s exemptive order and PFIC status. ▪ ASA’s Board is better equipped to supervise such a process, not Saba’s nominees who lack familiarity with ASA and the gold and precious metals sector generally. ▪ A merger with an open - end fund is not feasible because ASA is a PFIC and would taint the tax flow through aspect of the open - end fund. ASA cannot change its PFIC status. Conversion to Open - End Mutual Fund: ▪ ASA operates under an SEC exemptive order that permitted it to register as a closed end fund, listed on the New York Stock Exchange. It is highly unlikely that the SEC would allow ASA to amend its order to achieve an open - end conversion, and even if feasible such a process would likely be long and costly. ▪ ASA’s investment strategy and portfolio are not suitable for an open - end fund. Not tax advice.

Saba Lacks Experience 25 In the Board’s assessment, Saba lacks relevant experience to take over ASA: ▪ No precious metals expertise ▪ Saba lacks expertise in precious metals and investing in the mining sector; this begs the question as to how Saba or its proposed director nominees could manage ASA and whether they would change ASA's objective and strategy. ▪ Challenges of Overseeing a Bermuda - Based Fund in the US ▪ ASA operates under a strict exemptive order with many conditions allowing it to register and remain registered under the Investment Company Act, and this requires specialized considerations in coordination with both US and Bermuda counsel. ▪ Expertise in these regulatory nuances is crucial, and a lack of knowledge could result in substantial costs due to the need for frequent legal consultations or missteps resulting from inexperience with, or ignorance of, these nuances. ▪ Any transition in oversight without preserving institutional knowledge could lead to increased expenses, complicating the exploration of alternative strategies. ▪ If Saba gains control of the Board, it may lead to ASA’s liquidation: ▪ Should current shareholders desire liquidation, the Board's experienced oversight is critical due to ASA's distinctive portfolio and structure, and unique considerations under Bermuda law. ▪ A meticulous and staged liquidation process must be executed to manage ASA's significant positions in often volatile and illiquid securities in a volatile sector. This may lead to a staggered approach over time, potentially including in - kind redemptions to mitigate market impact and uphold value.

ASA Board – Rights Plan 26 ▪ Shareholder Focused ▪ The Board is committed to protecting the interests of ALL shareholders, standing against actions that disproportionately benefit a single party at the expense of others. ▪ Shareholders, aside from Saba, have not pressed for change on the discount or otherwise. Conversations and feedback have mostly reflected support for ASA's strategic approach and patience with inherent sector cycles. ▪ Proactive Defense Against Attempt at Creeping Control ▪ To prevent Saba's attempt to seize control by accumulating shares, which we believe runs counter to the collective interests of shareholders, the Board adopted a temporary rights plan after careful consultation with experienced outside counsel and other advisers. ▪ Two federal court cases have concluded that a closed - end fund’s use of a shareholder rights plan does not violate section 18(d), 18(i) or 23(b) of the Investment Company Act. (*) ▪ Properly used and structured, a rights plan can be an effective tool for a closed - end fund and its shareholders to encourage a dominant shareholder seeking control with undeclared plans or motivations to work with the Board in furtherance of the best interests of ALL shareholders. Some institutions have specifically noted they are supportive of the Board’s decision to adopt a shareholder rights plan. ▪ Board’s Actions in the Interest of Shareholders ▪ The Board desires open shareholder communication and is willing to consider actions that have broad shareholder support for their investment in ASA. ▪ The Board believes, based on Saba’s historical practices, that Saba's actions are designed to obtain creeping control of ASA for its own immediate benefit through a domineering common equity position (*) The cases are Neuberger Berman Real Estate Income Fund Inc., v. Lola Brown Trust No. 1B, 324 F. Supp. 2nd (D. Md. 2004), refe rre d to as Lola Brown I, and Neuberger Berman Real Estate Income Fund, Inc. v Lola Brown Trust 1B, 485 F. Supp. 2nd 631 (D. Md. 2007), refer red to as Lola Brown II.

ICI Viewpoints

ASA MERK®

- **May 24, 2023 – Shareholder Activism Threatens Closed-End Funds and Their Investors**
- **March 2020 – Summary and Recommendations Regarding the Availability of Closed-End Fund Takeover Defenses**
  - Study of the potential negative impacts of activist campaigns on closed-end funds.
    - Activists pursue their own self-interest agenda.
    - Have longer-term negative effects on funds and investors.
  - Takeover defenses used by closed-end fund boards are reasonable and consistent with the Investment Company Act.
    - Section 18(i) does not prohibit the use of voting-takeover defenses by closed-end funds.
    - Availability of defenses against activist campaigns will not preclude other types of shareholder proposals and initiatives.
    - Enable independent directors to:
      - Prevent detrimental arbitrage efforts furthering the purposes of the Investment Company Act.
      - Use takeover defense measures ensures the availability of closed-end funds for retail investors which promotes the SEC's policy goals.
  - ICI Recommendations.
    - *Boulder* letter should be withdrawn.
    - Commission should issue clear guidance that common takeover defense measures are available to the Directors of closed-end funds.
- **October 2023 – Proxy Advisory Firms—Killing Closed-End Funds Softly with Their Policies**

ICI Viewpoints: "Shareholder Activism Threatens Closed-End Funds and Their Investors" (May 23, 2023):
https://www.ici.org/viewpoints/23-closed-end-fund-threats
ICI Recommendations Regarding the Availability of Closed-End Fund Takeover Defenses (March 2020):
https://www.ici.org/doc-server/pdf%3A20_ltr_cef.pdf
ICE Viewpoints: "Proxy Advisory Firms—Killing Closed-End Funds Softly with Their Policies" (October 2023):
https://www.ici.org/viewpoints/23-view-cef-proxy-advisory-services

ICI INVESTMENT COMPANY INSTITUTE®

Proposals 28 ▪ Support ASA’s Board ▪ Support a 60% Supermajority to Change the Fund’s Investment Objective ▪ ASA’s focused investment strategy is fundamental to its identity and requires broad consensus for change. ▪ The 60% requirement is relatively low, does not prevent change and will allow broader consensus. ▪ Support an Increase in Authorized Shares ▪ The increase in authorized shares gives the Board more flexibility to consider future growth opportunities, including capital raises and equity financings . ▪ Standard tool for corporate purposes. ▪ Will enable future anti - takeover devices, including a shareholder rights plan A strong message is important to have Saba reconsider their campaign: It is important for shareholders to support all measures to send a clear signal to Saba that their proposals for ASA are not supported and will be detrimental to ASA.

Proposal – ISS 29 Proposal to Increase Authorized Shares - ISS Considerations ▪ The proposed measure allows all investors to convey views on ASA's capital initiatives and future defenses, rather than merely providing advisory feedback on past actions. ▪ ASA’s rights plan is subject to a statutory limitation of 120 days and would require separate and careful consideration by the Board in light of circumstances. ▪ Our plan does not incorporate dead hand, slow hand, or no - hand provisions, in line with good governance practices. ▪ Although ASA’s rights plan does not contain an explicit qualifying offer clause, the Board has the discretion to redeem the rights, providing a mechanism similar in function to such a clause. This offers shareholders an avenue to influence the outcome should a compelling takeover bid arise, thereby aligning with the spirit of ISS’s shareholder protection principles despite different mechanics.

Disclosure 30 Forward - Looking Statements pertaining to ASA Gold & Precious Metals Ltd. (the "Company") This presentation includes forward - looking statements within the meaning of U.S. federal securities laws. The Company’s actual performance or results may differ from its beliefs, expectations, estimates, goals and projections, and consequently, investors should not rely on these forward - looking statements as predictions of future events. Forward - looking statements are not historical in nature and generally can be identified by words such as “believe,” “anticipate,” “estimate,” “expect,” “int end ,” “should,” “may,” “will,” “seek,” or similar expressions or their negative forms, or by references to strategy, plans, goals o r intentions. The absence of these words or references does not mean that the statements are not forward - looking. The Company’s performance or results can fluctuate from month to month depending on a variety of factors, a number of which are beyond the Company’s control and/or are difficult to predict, including without limitation: the Company’s investment decisions, the performance of the securities in its investment portfolio, economic, political, market and financial factors, and the prices of gold, platinum and other precious minerals that may fluctuate substantially over short periods of time. The Company may or may not revise, correct or update the forward - looking statements as a result of new information or future events. The Company concentrates its investments in the gold and precious minerals sector. This sector may be more volatile than other industries and may be affected by movements in commodity prices triggered by international monetary and political developments. The Company is a non - diversified fund and, as such, may invest in fewer investments than that of a diversified portfolio. The Company may invest in smaller - sized companies that may be more volatile and less liquid than larger more established companies. Investments in foreign securities, especially those in the emerging markets, may involve increased ris k as well as exposure to currency fluctuations. Shares of closed - end funds frequently trade at a discount to net asset value. All performance information reflects past performance and is presented on a total return basis. Past performance is no guarantee of future results. Current performance may differ from the performance shown. This presentation letter does not constitute an offer to sell or solicitation of an offer to buy any securities.

Appendix: Prior Saba Proxy Contests 31 Published Saba holdings Q2 2014 – Jan 2024 Source: BBG Jan 2019 – Jan 2024. Source: BBG Saba takeover of Voya Prime Rate Trust (PPR), now BRW Saba reduced stake in 2021 by 72%, down 88% by end of 2023

Appendix: Prior Saba Proxy Contests 32 Published Saba holdings 2014 – Jan 2024 Source: BBG Jan 2021 – Jan 2024. Source: BBG Saba takeover of Templeton Global Income Fund (GIM), now SABA: In Q4 2023 alone, Saba’s fund holding (green in chart below) declines by 71%